Exhibit 99.1

Aratana Therapeutics Reports Third Quarter 2017 Financial Results

LEAWOOD, Kan., November 2, 2017 — Aratana Therapeutics, Inc. (NASDAQ: PETX), a pet therapeutics company focused on the licensing, development and commercialization of innovative therapeutics for dogs and cats, announced its third quarter 2017 financial results. For the quarter ended September 30, 2017, Aratana reported total net revenues of $6.2 million and a net loss of $8.9 million or $0.21 diluted loss per share.

“With the launch of NOCITA, GALLIPRANT and now ENTYCE, Aratana is well-positioned to extend the relationships we have been building within specialty and general practice veterinary clinics over the past year,” explained Steven St. Peter, M.D., President and Chief Executive Officer of Aratana Therapeutics. “Aratana continues to remain focused on developing and commercializing innovative pet therapeutics, which we believe is the most underserved and attractive segment of the animal health market.”

Recent Updates

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In late-October 2017, Aratana launched ENTYCE® (capromorelin oral solution) for appetite stimulation in dogs. Aratana is working with national and regional distributors, and ENTYCE is now available in veterinary clinics.

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Aratana recorded $5.4 million in revenues during the third quarter of 2017 related to GALLIPRANT® (grapiprant tablets), including $2.2 million in GALLIPRANT licensing and collaboration revenue from Elanco Animal Health, a division of Eli Lilly and Company.  Third quarter 2017 GALLIPRANT licensing and collaboration revenue included a $1.0 million one-time payment for the transfer of manufacturing responsibility to Elanco. The remaining $1.2 million of GALLIPRANT licensing and collaboration revenue compares to $0.8 million in the second quarter of 2017.

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In late-September 2017, Elanco assumed responsibility for regulatory approvals and manufacturing of licensed grapiprant rights including GALLIPRANT, and Aratana believes all residual matters related to the assumption of manufacturing responsibility and the sale of remaining GALLIPRANT inventories will be completed in the fourth quarter of 2017.

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Aratana continues to anticipate that the European Medicines Agency (EMA) will issue a positive opinion for GALLIPRANT in dogs in the European Union (EU) in late-2017 and marketing authorization in the first half of 2018.

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Aratana recorded NOCITA® (bupivacaine liposome injectable suspension) net product sales of $717 thousand in the third quarter of 2017 as compared to $637 thousand in the second quarter of 2017. The Company has submitted all major technical sections to the U.S. Food and Drug Administration’s (FDA) Center for Veterinary Medicine (CVM), which if approved, would support the filing of a supplemental New Animal Drug Application (NADA) with CVM to expand the NOCITA label to include cats in 2018.

•	Aratana continues to anticipate U.S. Department of Agriculture (USDA) conditional licensure in 2017 for its Canine Osteosarcoma Vaccine (AT-014) for the treatment of dogs diagnosed with osteosarcoma.
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Aratana’s collaboration partner, VetStem BioPharma, submitted the chemistry, manufacturing and controls (CMC) technical section for AT-016, an adipose-derived allogeneic stem cell therapeutic candidate for osteoarthritis pain in dogs in late-October 2017. Aratana continues to expect pivotal field effectiveness and safety study results in 2017.

Financial Results

The third quarter net loss was $8.9 million or $0.21 diluted loss per share compared to net loss of $13.4 million or $0.38 diluted loss per share for the corresponding quarter ended September 30, 2016. The Company’s net loss for the nine-month period ended September 30, 2017 was $31.9 million or $0.80 diluted loss per share compared to $10.2 million or $0.29 diluted loss per share for the corresponding period in 2016. The smaller net loss in the first nine months of 2016 was primarily the result of $38.0 million in net revenue from licensing and collaboration revenue under the collaboration agreement with Elanco.

Aratana recorded $6.2 million in net revenues for the quarter ended September 30, 2017, which primarily includes approximately $4.0 million of product sales and $2.2 million in GALLIPRANT licensing and collaboration revenue. The product sales include $3.2 million related to GALLIPRANT product sales as finished goods under its supply arrangement with Elanco and $717 thousand in NOCITA net sales. For the nine-month period ended September 30, 2017, Aratana recorded $15.1 million in net revenues compared to $38.3 million in the first nine months of 2016, which primarily resulted from the licensing and collaboration revenues under the collaboration agreement with Elanco.

The cost of product sales totaled $3.7 million in the third quarter of 2017 in comparison to $286 thousand for the corresponding period in 2016. The Company’s cost of product sales for the nine-month period ended September 30 totaled $10.5 million in 2017 compared to $2.0 million in 2016.   The increase in the third quarter of 2017 and nine months ended September 30, 2017 was primarily due to GALLIPRANT supply sold to Elanco for commercial distribution, as well as cost of product sales of NOCITA.

Research and development expenses totaled $3.2 million in the third quarter ended September 30, 2017 in comparison to $5.3 million for the quarter ended September 30, 2016. In the nine-month period ended September 30, 2017, research and development expenses totaled $11.6 million compared to $21.4 million for the corresponding period in 2016. The decrease in both the three and nine month periods was primarily due to lower milestone payments and fewer on-going pivotal studies as compared to the corresponding period in 2016.

Selling, general and administrative expenses totaled $6.9 million in the third quarter ended September 30, 2017 and $21.3 million for the nine-month period ended September 30, 2017. Aratana expects selling, general and administrative expenses to remain relatively consistent through the remainder of 2017 with the corporate infrastructure substantially in place to support the commercialization of ENTYCE, NOCITA and the co-promotion of GALLIPRANT. In 2016, the Company’s selling, general and administrative expenses totaled $6.9 million and $19.6 million for the third quarter and nine-month period, respectively.

As of September 30, 2017, Aratana had approximately $70.7 million in cash, cash equivalents, restricted cash and short-term investments, which the Company believes will allow it to fund the current operating plan and debt obligations through at least 2018.

Webcast & Conference Call Details

The Company will host a live conference call on Friday, November 3, 2017 at 8:30 a.m. ET to discuss financial results from the third quarter ended September 30, 2017.

Interested participants and investors may access the audio webcast or use the conference call dial-in:

     1 (866) 364-3820 (U.S.)
     1 (855) 669-9657 (Canada)
     1 (412) 902-4210 (International)

A replay of the third quarter results teleconference will be available the same day of the event by approximately 11 a.m. ET and an audio webcast will be accessible for 90 days in the Aratana Investor Room. For a replay of the call, use the below dial-in and conference ID 10112622:

     1 (877) 344-7529 (U.S.)
     1 (855) 669-9658 (Canada)
     1 (412) 317-0088 (International)

IMPORTANT SAFETY INFORMATION

GALLIPRANT® (grapiprant tablets) is not for use in humans. For use in dogs only. Keep this and all medications out of reach of children and pets. Store out of reach of dogs and other pets in a secured location in order to prevent accidental ingestion or overdose. Do not use in dogs that have a hypersensitivity to grapiprant. If Galliprant is used long term, appropriate monitoring is recommended. Concomitant use of Galliprant with other anti-inflammatory drugs, such as COX-inhibiting NSAIDs or corticosteroids, should be avoided. Concurrent use with other anti-inflammatory drugs or protein-bound drugs has not been studied. The safe use of Galliprant has not been evaluated in dogs younger than 9 months of age and less than 8 lbs (3.6 kg), dogs used for breeding, pregnant or lactating dogs, or dogs with cardiac disease. The most common adverse reactions were vomiting, diarrhea, decreased appetite, and lethargy. Please see full product label for full prescribing information (https://www.elanco.us/galliprant/pdf/galliprantpi.pdf).

ENTYCE® (capromorelin oral solution) is for use in dogs only. Do not use in breeding, pregnant or lactating dogs. Use with caution in dogs with hepatic dysfunction or renal insufficiency.  Adverse reactions in dogs may include diarrhea, vomiting, polydipsia, and hypersalivation. Should not be used in dogs that have a hypersensitivity to capromorelin. Please see the full Prescribing Information (http://www.aratana.com/wp-content/uploads/2016/12/ENTYCE-Pkg_Insert-8_5x11-FINAL.pdf) for more detail.

NOCITA® (bupivacaine liposome injectable suspension) is for use in dogs only. Do not use in dogs younger than 5 months of age, dogs used for breeding, or in pregnant or lactating dogs. Do not administer by intravenous or intra-arterial injection. Adverse reactions in dogs may include discharge from incision, incisional inflammation and vomiting. Avoid concurrent use with bupivacaine HCI, lidocaine or other amide local anesthetics. Please see the full Prescribing Information (http://www.aratana.com/wp-content/uploads/2016/08/NOCITA-Prescribing-Information.pdf) for more detail.

About Aratana Therapeutics

Aratana Therapeutics is a pet therapeutics company focused on licensing, developing and commercializing innovative therapeutics for dogs and cats. Aratana believes that it can leverage the investment in the human biopharmaceutical industry to bring therapeutics to dogs and cats in a capital and time efficient manner. The Company's pipeline includes therapeutic candidates for the potential treatment of pain, inappetence, viral diseases, allergy, cancer and other serious medical conditions. Aratana believes the development and commercialization of these therapeutics will permit veterinarians and pet owners to manage pets' medical needs safely and effectively, resulting in longer and improved quality of life for pets. For more information, please visit www.aratana.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements with respect to anticipated financial performance, our ability to bring innovative therapeutics to the market; steps necessary for and timing of regulatory submissions and approvals of therapeutic candidates; study, development and commercialization of therapeutics or therapeutic candidates; timing of anticipated study results; increased market recognition of and demand for our therapeutics; our belief that all residual matters related to the assumption of manufacturing responsibility and the sale of remaining GALLIPRANT inventories will be completed in the fourth quarter of 2017; our beliefs regarding regulatory decisions by the EMA; our beliefs regarding the timing and filing of a supplemental NADA for NOCITA; expectations regarding trends in selling, general and administrative expenses; and statements regarding the Company's efforts, plans and opportunities, including, without limitation, advancing our therapeutic candidates and offering innovative therapeutics that help manage pet’s medical needs safely and effectively and that result in longer and improved quality of life for pets.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our history of operating losses and our expectation that we will continue to incur losses for the foreseeable future; failure to obtain sufficient capital to fund our operations; risks relating to the impairment of intangible assets; risks relating to the anticipated discontinuation of BLONTRESS and TACTRESS; risks pertaining to stockholder class action lawsuits; unstable market and economic conditions; restrictions on our financial flexibility due to the terms of our credit facility; our substantial dependence upon the commercial success of our therapeutics; development of our biologic therapeutic candidates is dependent upon relatively novel technologies and uncertain regulatory pathways, and biologics may not be commercially viable; denial or delay of regulatory approval for our existing or future therapeutic candidates; failure of our therapeutic candidates that receive regulatory approval to achieve market acceptance or achieve commercial success; product liability lawsuits that could cause us to incur substantial liabilities and limit commercialization of current and future therapeutics; failure to realize anticipated benefits of our acquisitions and difficulties associated with integrating the acquired businesses; development of pet therapeutics is a lengthy and expensive process with an uncertain outcome; competition in the pet therapeutics market, including from generic alternatives to our therapeutic candidates, and failure to compete effectively; failure to identify, license or acquire, develop and commercialize additional therapeutic candidates; failure to attract and retain senior management and key scientific personnel; our reliance on third-party manufacturers, suppliers and partners; regulatory restrictions on the marketing of our approved therapeutics and therapeutic candidates; our small commercial sales organization, and any failure to create a sales force or collaborate with third-parties to commercialize our approved therapeutics and therapeutic candidates; difficulties in managing the growth of our company; significant costs of being a public company; risks related to the restatement of our financial statements for the year ended December 31, 2013, and the identification of a material weakness in our internal control over financial reporting; changes in distribution channels for pet therapeutics; consolidation of our veterinarian customers; limitations on our ability to use our net operating loss carryforwards; impacts of generic products; safety or efficacy concerns with respect to our therapeutic candidates; effects of system failures or security breaches; delay or termination of the development of grapiprant therapeutic candidates and commercialization of grapiprant products that may arise from termination of or failure to perform under the collaboration agreement and/or the co-promotion agreement with Elanco; failure to obtain ownership of issued patents covering our therapeutic candidates or failure to prosecute or enforce licensed patents; failure to comply with our obligations under our license agreements; effects of patent or other intellectual property lawsuits; failure to protect our intellectual property; changing patent laws and regulations; non-compliance with any legal or regulatory requirements; litigation resulting from the misuse of our confidential information; the uncertainty of the regulatory approval process and the costs associated with government regulation of our therapeutic candidates; failure to obtain regulatory approvals in foreign jurisdictions; effects of legislative or regulatory reform with respect to pet therapeutics; the volatility of the price of our common stock; our status as an emerging growth company, which could make our common stock less attractive to investors; dilution of our common stock as a result of future financings; the influence of certain significant stockholders over our business; and provisions in our charter documents and under Delaware law could delay or prevent a change in control. These and other important factors discussed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 14, 2017, along with our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts

For investor inquires:

Craig Tooman

ctooman@aratana.com

(913) 353-1026

For media inquiries:

Rachel Reiff

rreiff@aratana.com

(913) 353-1050

ARATANA THERAPEUTICS, INC.

Consolidated Statements of Operations (Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues
Licensing and collaboration revenue	$2,192	$—	$3,899	$38,151
Product sales	3,971	40	11,217	108
Total revenues	6,163	40	15,116	38,259
Costs and expenses
Cost of product sales	3,690	286	10,475	2,046
Royalty expense	441	19	1,117	57
Research and development	3,220	5,334	11,574	21,386
Selling, general and administrative	6,910	6,924	21,323	19,623
Amortization of intangible assets	85	91	235	281
Impairment of intangible assets	—	—	—	2,780
Total costs and expenses	14,346	12,654	44,724	46,173
Loss from operations	(8,183)	(12,614)	(29,608)	(7,914)
Other income (expense)
Interest income	138	116	311	276
Interest expense	(870)	(859)	(2,601)	(2,554)
Other expense, net	(5)	(14)	(14)	(50)
Total other expense	(737)	(757)	(2,304)	(2,328)
Net loss	$(8,920)	$(13,371)	$(31,912)	$(10,242)
Net loss per share, basic and diluted	$(0.21)	$(0.38)	$(0.80)	$(0.29)
Weighted average shares outstanding, basic and diluted	42,445,553	35,092,686	39,820,573	34,837,169

ARATANA THERAPEUTICS, INC.

Consolidated Balance Sheets (Unaudited)

(Amounts in thousands)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash, cash equivalents and short-term investments	$70,343	$88,303
Accounts receivable, net and prepaid expenses and other current assets	11,275	2,109
Inventories	9,041	11,130
Total current assets	90,659	101,542
Property and equipment, net	1,271	1,948
Goodwill	41,023	39,382
Intangible assets, net	11,202	7,639
Restricted cash	350	350
Other long-term assets	506	545
Total assets	$145,011	$151,406
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses	$7,359	$13,263
Licensing and collaboration commitment	7,000	7,000
Current portion – loans payable	12,156	14,413
Other current liabilities	—	12
Total current liabilities	26,515	34,688
Loans payable, net	24,691	25,775
Other long-term liabilities	71	540
Total liabilities	51,277	61,003
Total stockholders’ equity	93,734	90,403
Total liabilities and stockholders’ equity	$145,011	$151,406